As filed with the Securities and Exchange Commission on May 2, 2000
                                                   File  No. 33- _________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                           NEOMEDIA TECHNOLOGIES, INC.
                       (Name of Registrant in its charter)

         DELAWARE                                           36-3680347
       (State or jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                      Identification No.)

                          2201 SECOND STREET, SUITE 600
                            FORT MYERS, FLORIDA 33901
                                  941-337-3434
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                           NEOMEDIA TECHNOLOGIES, INC.
                             1998 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                CHARLES W. FRITZ
                          2201 SECOND STREET, SUITE 600
                         FORT MYERS, FLORIDA 33901-3083
                                  941-337-3434
                               941-337-3668 - FAX
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH COPIES TO:
    SCOTT P. SLYKAS, ESQ.                         MARIANNE LEPERA, ESQ.
    MERRICK & KLIMEK, P.C.                        NEOMEDIA TECHNOLOGIES, INC.
    401 SOUTH LASALLE ST.                         2201 SECOND STREET
    SUITE 1302                                    SUITE 600
    CHICAGO, ILLINOIS  60605                      FORT MYERS, FLORIDA  33901
    (312) 294-6044                                941-337-3434
    (312) 294-6045                                941-337-3668 FAX



                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ---------------------- ----------------------
                                                      Proposed               Proposed
       Title of                 Amount                 Maximum                Maximum               Amount of
   Securities to be              to be             Offering Price            Aggregate            Registration
      Registered             Registered(1)          Per Share(2)         Offering Price(3)           Fee(3)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock, $.01 par
value                    1,329,900 Shares          $1.88 - $9.0625          $7,669,490              $2,132.13
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

                          (continuation of facing page)

(1) Represents the maximum number of shares of Common Stock to be issued by the Company upon the exercise of (i) up to 960,900 (vested) options issued under the 1998 Stock Option Plan prior to December 31, 1999, and
         (ii) up to 369,000 options to be issued with currently unknown exercise prices at a future date. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 1998 Stock Option Plan described herein.

(2) Represents the range of prices at which vested options issued under the 1998 Stock Option Plan as of December 31, 1999, may be exercised to acquire shares of the Company's Common Stock, $1.88 being the minimum exercise price for options currently issued under the 1998 Stock Option Plan, and $10.13, being the maximum exercise price for options currently issued under the 1998 Stock Option Plan. A total of 369,000 shares being registered under this Registration Statement are subject to issuance at prices that are currently undeterminable; consequently, $929.65 of the total registration fee being paid hereunder has been estimated/determined pursuant to Rule 457(h), and is based on the closing price of the Company's Common Stock on the NASDAQ SmallCap Market on April 26, 2000.

(3) Represents the maximum aggregate offering price for shares of Common Stock subject to issuance under the Plan, calculated as follows: 40,000 options to purchase 1 share of Common Stock at an exercise price of $1.88 per share; 6,000 options to purchase 1 share of Common Stock at an exercise price of $2.625 per share; 76,000 options to purchase 1 share of Common Stock at an exercise price of $2.63 per share; 800 options to purchase 1 share of Common Stock at an exercise price of $2.69 per share; 6,400 options to purchase 1 share of Common Stock at an exercise price of $2.88 per share; 76,000 options to purchase 1 share of Common Stock at an exercise price of $2.91 per share; 127,800 options to purchase 1 share of Common Stock at an exercise price of $3.41 per share; 60,000 options to purchase 1 share of Common Stock at an exercise price of $3.44 per share; 2,000 options to purchase 1 share of Common Stock at an exercise price of $3.53 per share; 122,800 options to purchase 1 share of Common Stock at an exercise price of $3.625 per share; 1,600 options to purchase 1 share of Common Stock at an exercise price of $3.75 per share; 1,000 options to purchase 1 share of Common Stock at an exercise price of $4.50 per share; 1,500 options to purchase 1 share of Common Stock at an exercise price of $4.91 per share; 400 options to purchase 1 share of Common Stock at an exercise price of $5.00 per share; 270,000 options to purchase 1 share of Common Stock at an exercise price of $5.125 per share; 800 options to purchase 1 share of Common Stock at an exercise price of $5.25 per share; 8,800 options to purchase 1 share of Common Stock at an exercise price of $7.00 per share; 82,000 options to purchase 1 share of Common Stock at an exercise price of $7.31 per share; 40,000 options to purchase 1 share of Common Stock at an exercise price of $7.81 per share; 7,000 options to purchase 1 share of Common Stock at an exercise price of $8.38 per share; 22,000 options to purchase 1 share of Common Stock at an exercise price of $8.44 per share; 2,000 options to purchase 1 share of Common Stock at an exercise price of $8.50 per share; 2,000 options to purchase 1 share of Common Stock at an exercise price of $8.56 per share; 2,000 options to purchase 1 share of Common Stock at an exercise price of $9.25 per share; 2,000 options to purchase 1 share of Common Stock at an exercise price $10.13 per share, and 369,000 options to purchase 1 share of Common Stock at an exercise price (or prices) to be determined at a future date, $929.65 of the total registration fee for the shares underlying said options being calculated (estimated) hereunder pursuant to Rule 457 (h), and which figure is based upon the closing price of the Company's Common Stock on the NASDAQ SmallCap Market on April 26, 2000.

                                     PART I

         Pursuant to the Note to Part I of Form S-8, information required under Items 1 and 2 of Form S-8 is omitted as a part of this Registration Statement.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

             (a) The Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1999.

             (b) The description of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which is contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on November 18, 1996, including any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

             Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

             Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Delaware General Corporation Law ("DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders

(through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Certificate of Incorporation and the by-laws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officers for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company has obtained directors and officers liability insurance. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission ("Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable


ITEM 8.  EXHIBITS.

             Exhibit

             4 NeoMedia Technologies, Inc. 1998 Stock Option Plan (incorporated by reference to Exhibit 4 in NeoMedia Technologies Form 8 Registration Statement as filed with the SEC on June 14, 1999).

             5           Opinion of Merrick & Klimek, P.C.

             23.1 Consent of Arthur Andersen, LLP, independent auditors of NeoMedia Technologies, Inc.

             23.2 Consent of KPMG, LLP, former independent auditors of NeoMedia Technologies, Inc.

             23.3 Consent of Merrick & Klimek, P.C. (included in Exhibit 5 opinion letter).

             24          Power of Attorney (included on signature page).

ITEM 9.  UNDERTAKINGS.

             (a)        The undersigned registrant hereby undertakes:

                        (1) To file, during any period in which
                        offers or sales are being made, a
                        post-effective amendment to this
                        registration statement to include any
                        material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on April 17, 2000.

                                             NEOMEDIA TECHNOLOGIES, INC.



                                    By:      /s/ Charles W. Fritz
                                             ---------------------------------
                                             Charles W. Fritz, Chief Executive
                                             Officer and Chairman of the Board

                                    THE PLAN

Pursuant to the requirement of the Securities Act of 1933, the Committee which administers the 1998 Stock Option Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida on April 17, 2000.

                                             PLAN:

                                             NEOMEDIA TECHNOLOGIES, INC.
                                             1998 STOCK OPTION PLAN


                                    By:      /s/ Charles W. Fritz
                                             --------------------------------
                                             Charles W. Fritz, Chairman of the
                                             Compensation Committee

                                POWER OF ATTORNEY

The undersigned officers and directors of NeoMedia Technologies, Inc. hereby constitute and appoint Charles W. Fritz with power to act one without the other, our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES                          TITLE                             DATE
----------                          -----                             ----

/s/ William F. Goins          President and Director                4/17/00
----------------------------
William F. Goins III

 /s/ Charles W. Fritz         Chief Executive Officer,
----------------------------  Chairman of the Board and Director    4/17/00
Charles W. Fritz

 /s/ William E. Fritz         Secretary and Director                4/17/00
----------------------------
William E. Fritz

 /s/ Charles T. Jensen        Chief Financial Officer,
----------------------------  Treasurer and Director                4/17/00
Charles T. Jensen

 /s/ Robert T. Durst, Jr.     Director                              4/17/00
----------------------------
Robert T. Durst, Jr.

 /s/ A. Hayes Barclay         Director                              4/17/00
----------------------------
A. Hayes Barclay

 /s/ James J. Keil            Director                              4/17/00
----------------------------
James J. Keil

 /s/ Paul Reece               Director                              4/17/00
----------------------------
Paul Reece

 /s/ John A. Lopiano          Director                              4/17/00
----------------------------
John A. Lopiano